Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

COMFORT SYSTEMS USA, INC.

(“Purchaser”)

and

HWWJR LC

HMWSR LC

MITCHELL FREDERICK HADDON

GARY JON WARNESS

CURTIS MICHAEL WOOD

(“Sellers”)

and solely for purposes of Articles IV and V,

HOWARD W. WEBB

and

HOWARD M. WEBB

DATED AS OF JULY 28, 2010

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of July 28, 2010, is by and between Comfort Systems USA, Inc., a Delaware corporation (“Purchaser”) and HWWJR LC, a Virginia limited liability company, HMWSR LC, a Virginia limited liability company,  Mitchell Frederick Haddon, Gary Jon Warness, and Curtis Michael Wood (“Sellers”), and solely for purposes of Articles IV and V, Howard W. Webb and Howard M. Webb.  Purchaser and Sellers are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sellers own all of the issued and outstanding common stock, $1.00 par value per share, of ColonialWebb Contractors Company, a Virginia corporation (“Colonial” or the “Company”), such stock constituting all of the issued and outstanding capital stock (of all classes) of the Company (the “Stock”);

WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all of the Stock upon the terms and conditions set forth herein;

WHEREAS, Sellers are making certain representations, warranties, and indemnities herein as an additional inducement to enter into this Agreement;

WHEREAS, as an inducement to Purchaser entering into this Agreement, Howard W. Webb and Howard M. Webb have joined this Agreement for purposes of making the covenants set forth in Articles IV and V;

WHEREAS, the Parties have agreed to the sale and purchase of the Stock pursuant to the terms of this Agreement; and

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in Exhibit A attached hereto.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE; CLOSING

SECTION 1.1               Purchase and Sale of Stock.  Subject to the terms and conditions of this Agreement, Sellers hereby sell, convey, transfer, and deliver to Purchaser, and Purchaser hereby purchases, all of the Stock, free and clear of all Encumbrances.

SECTION 1.2               Purchase Price.  The aggregate consideration for the Stock and the covenants made in Articles IV and V hereof (the “Purchase Price”) shall equal Eighty-One

Million Two Hundred Seventy-Two Thousand Four Hundred Ninety Dollars and No Cents ($81,272,490.00) plus the Working Capital Adjustment, plus an Earn-Out (as defined below).  The Purchase Price shall be subject to certain post-closing adjustments as provided in this Agreement.  The Purchase Price shall be paid by Purchaser to Sellers by (i) a one-time cash payment in immediately available funds of Fifty-Seven Million Seventy-Two Thousand Four Hundred Ninety Dollars and No Cents ($57,072,490.00) plus the Estimated Working Capital Adjustment payable at Closing to Sellers, which cash payment shall be allocated to Sellers in accordance with the percentage interests set forth on Schedule 1.2(a), and (ii) the execution and delivery to Sellers of promissory notes in the aggregate amount of Twenty Four Million Two Hundred Thousand Dollars and No Cents ($24,200,000.00) in the form attached hereto as Exhibit B (each, a “Note”).  Further, at the times and on the terms set forth in the Earn-Out Agreement attached as Exhibit C (the “Earn-Out Agreement”), Purchaser shall pay to Sellers the Earn-Out, if any (as that term is defined in the Earn-Out Agreement).

SECTION 1.3               Working Capital Purchase Price Adjustment.

(a)           Prior to the Closing Date, Sellers shall deliver to Purchaser a statement setting forth in reasonable detail Sellers’ estimate of the Working Capital Adjustment (the “Estimated Working Capital Adjustment”), which calculation shall be acceptable to Purchaser, acting reasonably.

(b)           As promptly as practicable after the Closing Date, but in no event later than sixty (60) days following the Closing Date, Purchaser shall cause to be prepared and delivered to Sellers (i) a balance sheet as of the Closing Date (the “Closing Date Balance Sheet”), (ii) a calculation of gross revenues for the twelve-month period ending on the Closing Date (the “Gross Revenue Amount”) and (iii) a statement setting forth Purchaser’s calculation of  the Working Capital as of the Closing Date (the “Closing Working Capital”), including supporting schedules for each line item comprising Closing Working Capital (the “Purchaser’s Closing Working Capital Statement” and, collectively with the items delivered pursuant to clauses (i) and (ii) of this sentence, the “Purchaser’s Adjustment Documents”).  In the event Sellers do not object to the Purchaser’s Adjustment Documents by written notice of objection delivered to Purchaser within thirty (30) days after Sellers’ receipt of the Purchaser’s Adjustment Documents, the Purchaser’s Adjustment Documents shall be deemed final and binding on the Parties.  A notice of objection under this Section 1.3(b) shall specify in reasonable detail all disputed items contained in the Purchaser’s Adjustment Documents.  During the thirty (30) day period following Purchaser’s receipt of such notice of objection (as the same may be extended by mutual agreement of the Parties, the “Resolution Period”), the Parties shall attempt to resolve their differences and any resolution by them as to any disputed items shall be final and binding.  Any items remaining in dispute at the end of the Resolution Period shall be submitted to arbitration in accordance with Section 1.3(d).

(c)           During the twenty-one (21) days following the Closing Date, the Parties shall attempt to agree upon a reasonable accrual for the Company’s self-insured liabilities as of the Closing Date (the “Self-Insurance Accrual”).  If the Parties have not agreed upon the Self-Insurance Accrual by the end of such period, the Parties shall select an independent actuary (the “Actuary”) to calculate the amount of the Self-Insurance Accrual.  If the Parties cannot agree on the selection of the Actuary, each Party shall have the right to request the American Arbitration

Association to appoint the Actuary.  The Actuary shall be a certified actuary who has not had a material relationship with Purchaser, the Company, Sellers or any of their respective Affiliates within the past two years.  Purchaser and Sellers shall use their commercially reasonable efforts to cause the Actuary to render its calculation of the Self-Insurance Accrual within twenty-one (21) days of the selection of the Actuary.  The determination by the Actuary of the Self-Insurance Accrual shall be provided to the arbitrator in any arbitration pursuant to Section 1.3(d), but shall not be binding on the Parties and any continuing dispute among the Parties as to the amount of the Self-Insurance Accrual shall be resolved, along with any other items in dispute at the end of the Resolution Period, by arbitration conducted pursuant to Section 1.3(d).  Notwithstanding anything in this Agreement to the contrary, in the event that the Self-Insurance Accrual, as agreed to by the Parties or as determined pursuant to arbitration, is different than the amount of such accrual on the Balance Sheet Date, only fifty percent (50%) of such excess or shortfall shall increase Current Liabilities or decrease Current Assets, as the case may be, in the calculation of Closing Working Capital.  The fees and expenses of the Actuary shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers.

(d)           If within ten (10) days following the end of the Resolution Period, the Parties have been unable to agree on the selection of an independent certified public accounting firm to serve as the arbitrator, each Party shall have the right to request the American Arbitration Association to appoint the arbitrator.  The arbitrator shall be an independent certified public accounting firm that has not had a material relationship with Purchaser, the Company, Sellers or any of their respective Affiliates within the past two years.  Purchaser and Sellers shall use their commercially reasonable efforts to cause the arbitrator to render a decision in accordance with this Section 1.3(d) along with a statement of reasons therefor within thirty (30) days of the submission of the dispute to the arbitrator, or a reasonable time thereafter.  Each Party shall submit to the arbitrator within the first five (5) days after the initiation of the arbitration its last best offer on the item(s) in dispute including reasonably detailed documentation showing such Party’s calculations of Closing Working Capital, the Gross Revenue Amount and each line item of the Closing Date Balance Sheet that is relevant to any calculation required pursuant to Sections 1.3, 4.9 and 5.2 of this Agreement, including without limitation, each reserve against any liability as of the Closing Date (collectively, the “Closing Financial Calculations”).  Upon receipt of the last best offer of both Parties, the arbitrator shall provide the Parties with each other’s last best offer.  The last best offers submitted by the Parties must incorporate any items agreed upon or deemed to be agreed upon pursuant to clause (b) or (c) of this Section 1.3.  As to each matter in dispute, the arbitrator shall determine which of the Parties’ last best offers is more accurate and shall select that offer as the final determination of the matter in dispute.  For the avoidance of doubt, (i) the arbitrator may not compromise and make a determination different from the last best offers submitted by the Parties, and (ii) a Party’s last best offer with respect to all items in dispute in the Closing Financial Calculations shall be deemed to be a single offer to be accepted or rejected in whole by the arbitrator.  The decision of the arbitrator shall be final and binding on the Parties and shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.  The fees and expenses of the arbitrator shall be paid by Purchaser if Sellers’ last best offer is selected by the arbitrator or by the Sellers if Purchaser’s last best offer is selected by the arbitrator.

(e)           Upon the determination in accordance with this Section 1.3 of Closing Working Capital and the Gross Revenue Amount, the Working Capital Adjustment shall be recalculated.  If the final Working Capital Adjustment is greater than the Estimated Working Capital Adjustment, Purchaser shall pay such difference to Sellers.  If the final Working Capital Adjustment is less than the Estimated Working Capital Adjustment, Sellers shall pay such difference to Purchaser.  Such payment shall be made by wire transfer in immediately available funds to an account specified in writing by the Party to whom the payment is owed within five (5) business days after the final and binding determination of each of Closing Working Capital and the Gross Revenue Amount.  Any amount owed but not paid within such five (5) business day period shall bear interest at an annual rate of six percent (6%) from the end of such period until paid.

(f)            From the Closing Date and until the final determination of the purchase price adjustment pursuant to Section 1.3(e), Sellers and their representatives shall have reasonable access during normal business hours to all relevant books and records (including the working papers, if any, of Purchaser’s and the Company’s auditors) and personnel of the Company in order to allow Sellers and their representatives to review and evaluate the accuracy of Purchaser’s Adjustment Documents.

SECTION 1.4               Accrual Adjustment to Purchase Price.

(a)           As promptly as practical after the twenty-four (24) month anniversary of the Closing Date (the “Adjustment Date”) but in no event later than sixty (60) days after the Adjustment Date, the Parties shall perform an analysis (the “Accrual Analysis”) of the accruals with respect to each Material Contract providing for design, engineering, manufacturing, distribution, sale, lease, installation, repair, service, maintenance or construction work that has not been fully performed as of Closing (collectively, the “WIP Projects”).  The Accrual Analysis shall show the amount (the “Accrual Adjustment”) by which the Company’s net earnings as of the Closing were overstated or understated by reason of any disproportionate accruals of revenues and expenses on the WIP Projects as of the Closing.  The Accrual Adjustment shall be calculated on a contract-by-contract basis using the following formula:

Accrual Adjustment = Final Revenue Earned x	- Revenue Earned @ Closing Date

For example, if at Closing the Company has earned $600,000 of revenues and accrued $500,000 of expenses with respect to a particular project and upon completion of the project, total revenues earned are $1,000,000 and total costs are $800,000, the Accrual Adjustment with respect to that project would be positive $25,000.  The Accrual Analysis as of the Adjustment Date shall cover WIP Projects completed on or before such date.  The Accrual Adjustment shall be determined on an aggregate basis netting out over and under accruals.  Any items remaining in dispute at the end of any such sixty (60) day period shall be submitted to arbitration in accordance with Section 1.4(b).

(b)           If within ten (10) days following the end of the sixty (60) day period referenced in Section 1.4(a), the Parties have been unable to agree on the selection of an independent certified public accounting firm to serve as the arbitrator, each Party shall have the right to request the American Arbitration Association to appoint the arbitrator, except that if an arbitrator has previously been selected or appointed pursuant to Section 1.3(d), such arbitrator shall serve as the arbitrator under this Section 1.4(b).  The arbitrator shall be an independent certified public accounting firm that has not had a material relationship with Purchaser, the Company, the Sellers or any of their respective Affiliates within the past two (2) years.  Purchaser and Sellers shall use their commercially reasonable efforts to cause the arbitrator to render a decision in accordance with this Section 1.4(b) along with a statement of reasons therefor within thirty (30) days of the submission of the dispute to the arbitrator, or a reasonable time thereafter.  Each Party shall submit to the arbitrator within the first five (5) days after the initiation of the arbitration its last best offer on the item(s) in dispute including reasonably detailed documentation showing such Party’s calculation of the Accrual Adjustment.  Upon receipt of the last best offer of both Parties, the arbitrator shall provide the Parties with each other’s last best offer.  The arbitrator shall determine which of the Parties’ last best offers is more accurate and shall select that offer as the final determination of the matters in dispute.  For the avoidance of doubt, (i) the arbitrator may not compromise and make a determination different from the last best offers submitted by both Parties, and (ii) the arbitrator may select the last best offer of a Party different than the Party whose last best offer was selected in any arbitration under Section 1.3(d).  The decision of the arbitrator shall be final and binding on the Parties and shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.  The fees and expenses of the arbitrator shall be paid by Purchaser if Sellers’ last best offer is selected by the arbitrator or by the Sellers if Purchaser’s last best offer is selected by the arbitrator.

(c)           Upon the determination in accordance with this Section 1.4 of the Accrual Adjustment, the Purchase Price shall be recalculated.  If the Accrual Adjustment is negative, Sellers shall pay the absolute value thereof, if any, in excess of $250,000 to Purchaser.  If the Accrual Adjustment is positive, Purchaser shall pay the portion thereof, if any, in excess of $250,000 to Sellers; provided that Purchaser shall not be required to make any payment to Sellers to the extent that, giving effect to that payment as an expense, the Company would thereby incur or extend an aggregate net loss on the WIP for the period from the Closing to the Adjustment Date.  Such payment shall be made by wire transfer in immediately available funds to an account specified in writing by the Party to whom the payment is owed within five (5) business days after the final and binding determination of the Accrual Adjustment.  Any amount owed but not paid within such five (5) business day period shall bear interest at an annual rate of six percent (6%) from the end of such period until paid.

(d)           From the Closing Date and until the final determination of the purchase price adjustment pursuant to Section 1.4(c), Sellers and their representatives shall have reasonable access during normal business hours to all relevant books and records (including the working papers, if any, of Purchaser’s and the Company’s auditors) and personnel of the Company in order to allow Sellers and their representatives to perform the Accrual Analysis.

SECTION 1.5               Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place effective at 12:01 a.m. EDT on July 28, 2010, in the offices of McGuireWoods LLP, Richmond, Virginia, who shall hold all documents in trust until a fully executed original is delivered to all Parties to this Agreement (or at such other place as the Parties hereto shall mutually agree).  The date of the Closing is herein referred to as the “Closing Date.”  The Parties contemplate that executed versions of the documents required to be delivered at Closing by Purchaser and the Seller will be delivered by facsimile or e-mail transmissions and that the originals of such documents will be delivered by overnight courier.  Facsimile or digitally-scanned signatures on such documents shall be given effect as originals, and the amounts payable to Sellers will be paid upon the Parties’ receipt of all such fully executed documents.

SECTION 1.6               Closing Deliveries.

(a)           At the Closing, Sellers shall deliver to Purchaser:

(i)            certificates representing the Stock, duly endorsed (or accompanied by duly executed stock powers) for transfer to Purchaser, which shall transfer to Purchaser good and marketable title to the Stock, free and clear of all Encumbrances;

(ii)           all of the books and records of the Company;

(iii)          a general release in favor of the Company in the form attached hereto as Exhibit D, executed by Sellers;

(iv)          evidence of any consents, including those identified on the Disclosure Schedules, required to be obtained prior to Closing in order to enable Purchaser or the Company, as the case may be, to continue to enjoy the benefit of any Governmental Authorization, lease, license, Contract or other agreement or instrument to which the Company is a party or a beneficiary and that can, by its terms (with consent) and consistent with applicable Legal Requirements, be so enjoyed after the consummation of the transactions contemplated herein.  If there is in existence any such license, lease, Contract or other agreement or instrument or Governmental Authorization that by its terms or applicable Legal Requirements expires, terminates or is otherwise rendered invalid upon the consummation of the transactions contemplated herein and is required in order for the business of the Company to continue to be conducted following the consummation of the transactions contemplated herein in the same manner as conducted previously, Sellers shall have delivered to Purchaser an equivalent of that license, lease, Contract or other agreement or instrument or Governmental Authorization, effective as of and after the Closing Date and reasonably acceptable to Purchaser;

(v)           a certificate, dated as of a recent date, of the State Corporation Commission of the Commonwealth of Virginia as to the due incorporation, valid existence and good standing of the Company;

(vi)          a certificate (in such form as may be reasonably requested by counsel to Purchaser) conforming to the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h);

(vii)         the Earn-Out Agreement executed by Sellers;

(viii)        employment agreements in a form agreed upon by all Parties executed by Mitchell Frederick Haddon, Gary Jon Warness, Curtis Michael Wood, Randy S. Theen and Karl U. Wolpert;

(ix)           copies of documents evidencing the issuance of Company stock in satisfaction of the Special Equity Incentive Plan, in the form and substance reasonably satisfactory to the Buyer;

(x)            a consulting agreement with Howard W. Webb, in a form agreed upon by Buyer and Howard W. Webb, executed by Howard W. Webb;

(xi)           a certificate of the Secretary of the Company in the form attached hereto as Exhibit E and

(xii)          such other documents as may be required by this Agreement or reasonably requested by Purchaser.

(b)           At the Closing, Purchaser shall deliver to Sellers:

(i)            the Purchase Price in accordance with Section 1.2;

(ii)           the Earn-Out Agreement executed by Purchaser;

(iii)          employment agreements for Mitchell Frederick Haddon, Gary Jon Warness, Curtis Michael Wood, Randy S. Theen and Karl U. Wolpert, in forms agreed upon by all Parties, which Purchaser has caused the Company to execute;

(iv)          a consulting agreement with Howard W. Webb, executed by Purchaser; and

(v)           such other documents as may be required by this Agreement or reasonably requested by Sellers.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

As of the date hereof (unless otherwise indicated herein), each Seller hereby individually makes the representations and warranties set forth in this Article II to Purchaser.  Sellers have delivered to Purchaser the Disclosure Schedules to this Agreement referred to in this Article II on the date hereof.  The disclosures in the Disclosure Schedules relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement unless it is reasonably apparent from the content of such Disclosure Schedule that the matters disclosed therein also pertain to a different representation and warranty.  All representations and warranties made by the Sellers in this Agreement shall survive the Closing as set forth in Section 5.6(d).

SECTION 2.1               Organization and Qualification.  Colonial is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.  Colonial has no Subsidiaries or Affiliates.  Colonial has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated.  True, correct and complete copies of the articles of incorporation (certified as of a recent date by the Clerk of the State Corporation

Commission of the Commonwealth of Virginia) and bylaws of the Company, with all amendments thereto through the date of this Agreement, have been made available by Sellers to Purchaser.  The nature of the businesses and activities of the Company, as currently conducted, do not require the Company to be qualified to do business in any foreign jurisdiction, except as set forth on Schedule 2.1.  In any jurisdiction set forth on such Schedule 2.1, the Company is duly qualified to do business and is in good standing as a foreign corporation.

SECTION 2.2               Capitalization.  The authorized capital stock of the Company consists of 150,000 shares of common stock, $1.00 par value per share, 115,902.85074 shares of which are issued and outstanding, and no shares of which are held in treasury.  Each Seller represents severally, but not jointly, that (i) it is the sole and exclusive record and beneficial owners and holders of, and has good, valid and indefeasible record and beneficial title to, the Stock set forth opposite its name on Schedule 2.2, free and clear of any Encumbrances and (ii) immediately after the Closing, Purchaser shall be the sole and exclusive record and beneficial holder and owner of such Stock, free and clear of all Encumbrances.  There are no outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Company to purchase or otherwise acquire any security of or equity interest in the Company.  There are no outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind obligating the Company to issue or any Sellers to sell any securities of the Company, or irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of the Company’s capital stock of any class.  All of the Stock has been duly authorized, validly issued and is fully paid and nonassessable.  All dividends and other distributions declared prior to the date hereof with respect to the issued and outstanding shares of capital stock (of all classes) of the Company have been paid or distributed.

SECTION 2.3               Authority.  Subject to Section 2.4 below, each Seller represents severally, but not jointly, that it has the right, power, authority and capacity to execute and deliver this Agreement, to perform the obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each Seller and constitutes the legal, valid and binding agreement of each Seller enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

SECTION 2.4               Consents and Approvals; No Violation.  Except as set forth on Schedule 2.4, with respect to Sellers and the Company no filing or registration with, no notice to and no permit, authorization, consent or approval of, any Person, including any Governmental Authority, is necessary for the Sellers and the Company to execute this Agreement, and any documents delivered by Sellers pursuant to this Agreement, and to consummate the transactions contemplated by this Agreement.  Except as set forth on Schedule 2.4, neither the execution and delivery of this Agreement, the performance of the obligations hereunder, nor the consummation of the transactions contemplated hereby will, as of the Closing Date, (a) conflict with or result in any breach of any provision of the organizational and charter documents of the Company or any resolution adopted by the board of directors or stockholders of the Company; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract; (c) give rise to any Encumbrance on any of the properties or assets of Sellers or the Company; or (d) violate any Legal Requirement applicable to Sellers or the Company.

SECTION 2.5               Books and Records.  The books of account, minute books, share record books and other records of the Company, all of which have been made available to Purchaser, are true, complete and correct in all material respects and have been maintained in accordance with sound business practices and Legal Requirements.  The minute books of the Company contain accurate and complete records of all corporate action taken by the shareholders and board of directors of the Company and no meetings of the shareholders or board of directors have been held for which minutes have not been prepared and are not contained in such minute books.

SECTION 2.6               Absence of Certain Changes.  Except as set forth on Schedule 2.6, since the Balance Sheet Date, the Company has conducted its business only in the Ordinary Course of Business and there has not been:

(i)            any material adverse change, or any event, condition or contingency that will result in a material adverse change, in the business, operations, financial condition, prospects, properties, assets, or Liabilities of the Company; other than as a result of (a) changes adversely affecting general economic conditions or conditions in the industry in which the Company’s business operates, (b) the taking of any action contemplated or required by this Agreement, (c) the announcement or pendency of the transactions contemplated by this Agreement, (d) a downturn in financial markets, (e) change in Legal Requirements or accounting principles, or (f) war, terrorism or the outbreak of hostilities (provided that the events described in (a) through (f) affect the industry in which the Company operates generally and do not have a materially disproportionate adverse effect on the Company).

(ii)           any damage, destruction, or loss, whether covered by insurance or not, materially and adversely affecting the properties or business of the Company;

(iii)          other than in the Ordinary Course of Business, any increase in or creation of compensation payable or to become payable by the Company to any of its directors, officers, employees, or agents in any stock option, bonus payment, service award, pension, retirement, severance, savings, insurance, expense allowance, or other plan, agreement, or arrangement made to or with any of them;

(iv)          other than in the Ordinary Course of Business and less than Fifty Thousand Dollars and No Cents ($50,000.00) in the aggregate, any sale, assignment, lease, transfer, license, abandonment, or other disposition by the Company of any interest in its assets;

(v)           any declaration, setting aside, or payment of any dividend or other distribution on or in respect of shares of the capital stock of the Company, or any direct or indirect redemption, retirement, purchase, or other acquisition by the Company of any such shares;

(vi)          any stock dividend, stock split, reorganization, recapitalization, or other change of any type whatsoever in the outstanding capital stock of the Company;

(vii)         any amendment to the articles of incorporation or bylaws of the Company;

(viii)        any change in the accounting methods followed by the Company not required by GAAP;

(ix)           any entry into a Material Contract not in the Ordinary Course of Business;

(x)            any termination or receipt of notice of termination of any Material Contract;

(xi)           any payment of any obligation or Liability other than current liabilities or obligations disclosed in the Company’s books and records and current liabilities or obligations incurred since the date of the Year-end Financial Statements in the Ordinary Course of Business;

(xii)          any waiver, cancellation, writing off, or writing down, other than in the Ordinary Course of Business, of any rights or claims of the Company;

(xiii)         any material change in the manner of the Company’s billings, or the credit terms made available by it, to any of its customers;

(xiv)        any failure to replenish inventories and supplies in the Ordinary Course of Business;

(xv)         any distribution of property or assets by the Company other than in the Ordinary Course of Business;

(xvi)        default on any material obligation or obligations that remains uncured as of the Closing Date;

(xvii)       entry into any transaction not in the Ordinary Course of Business;

(xviii)      any entry into any new line of business or acquisition of any business organization or division thereof;

(xix)         except as otherwise permitted by this Agreement or incurred in the Ordinary Course of Business, any loan or advance of any money or other property to, or entry into any other transaction with any Affiliate of the Company;

(xx)          any establishment, adoption, entry into, amendment, or termination of any compensation plan, agreement, program, policy, trust, or fund of the Company;

(xxi)         any settlement of any litigation providing for injunctive or other equitable relief;

(xxii)       any entry into any joint venture, partnership or similar arrangement for the conduct of business;

(xxiii)      any new and material capital expenditures or agreements to make any new and material capital expenditures;

(xxiv)     any delay or postponement of any payment of accounts payable and other Liabilities not in the Ordinary Course of Business; or

(xxv)      any agreement to do any of the foregoing.

SECTION 2.7             Absence of Undisclosed Liabilities.  Except (i) as reflected in the Financial Statements, (ii) incurred in the Ordinary Course of Business, or (iii) disclosed on Schedule 2.7, since the Balance Sheet Date, the Company does not have any Liabilities of a type required by GAAP to be disclosed, set forth or reserved against or otherwise reflected in the Financial Statements.

SECTION 2.8             Accounts Receivable.  Except to the extent of the amount of the Company’s reserves as of the Balance Sheet Date for bad debts and write-offs, all accounts receivable, notes receivable and employee receivables of the Company that were reflected in the Interim Financial Statements represented on the Balance Sheet Date legal, valid, binding and enforceable obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

SECTION 2.9             Inventory.  All of the inventory of the Company, whether or not reflected in the Financial Statements, is of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value and are properly reflected as such on the Financial Statements or on the accounting records of the Company as of the Closing Date.  Except as disclosed on Schedule 2.9, since the Balance Sheet Date, no inventory has been sold or disposed of except through sales in the Ordinary Course of Business.

SECTION 2.10           Litigation.  Except as set forth on Schedule 2.10, there are no actions, suits, claims, investigations, reviews, or other proceedings pending, or, to the Knowledge of Sellers, threatened against the Company, or involving any of its properties or assets, or against the Stock, at law or in equity, before or by any Governmental Authority or other instrumentality or Person (a “Proceeding”).  Except as set forth on Schedule 2.10, neither the Company nor any Seller is subject to any formal or, to the Knowledge of Sellers, informal, order, decree, consent, agreement, memorandum of understanding, or enforcement action with any Governmental Authority.

SECTION 2.11           Tax Matters.  Except as disclosed on Schedule 2.11:

(a)           All Tax Returns required to be filed by or on behalf of the Company have been timely filed or, where not so timely filed, are covered under an extension that has been applied for or obtained.  Such Tax Returns were correct and complete in all respects and have been prepared in compliance with all applicable Legal Requirements.  All Taxes due and owing by or with respect to the Company for the periods covered by such Tax Returns (as shown on such Tax Return) have been paid or are adequately reserved for on the Company’s books and records.  With respect to the periods for which Tax Returns have not been filed, the Company has established adequate reserves for the payment of all Taxes.  The Company is currently not the beneficiary of any extension of time within which to file any Tax Return.  The Company has not received any written claim by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)           No deficiencies for any Taxes have been proposed, asserted, or assessed against the Company that are not adequately provided for on the Company’s books and records and no request for waivers of the time to assess any such Taxes has been granted or are pending.  Except as set forth on Schedule 2.11(b), the Company is not involved in any audit examination, deficiency, or refund litigation or material matter in controversy with respect to any Taxes.  Notwithstanding anything herein to the contrary, Sellers shall control the defense of all pending tax matters set forth in Schedule 2.11(b); however, Sellers shall consult with Purchaser prior to advocating any position that could economically impact Purchaser.  All Taxes due by the Company with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for.  The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)           None of the assets or properties of the Company is subject to any Tax lien, other than such liens for Taxes that are not due and payable, that may thereafter be paid without penalty or the validity of which are being contested in good faith by appropriate proceedings and for which adequate provisions are being maintained.

(d)           The Company has (i) collected and withheld all Taxes that it has been required to collect or withhold in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and (ii) has timely submitted and paid all such collected and withheld amounts to the appropriate authorities.  The Company is in compliance in all material respects with the back-up withholding and Tax information reporting requirements under (i) the Code and the rules and regulations promulgated thereunder and (ii) all other applicable Legal Requirements relating to Taxes.

(e)           The Company has been a validly electing S corporation within the meaning of Code sections 1361 and 1362 at all times since January 1, 2003, and the Company will be an S corporation up to and including the Closing Date.  Since the effective date of the Company’s election to be taxed in accordance with Subchapter S of the Code, Sellers and the Company have not taken any action or failed to take any action that would result in the Company failing to qualify as an S corporation.

SECTION 2.12           Employee Benefit Plans.  The representations and warranties of Sellers set forth in this Section 2.12 are the only representations and warranties with respect to Benefit Plans.  Except as disclosed on Schedule 2.12:

(a)           Schedule 2.12 lists each deferred compensation plan, bonus and incentive arrangement, stock option plan, restricted stock arrangement, “cafeteria plan” as described in Section 125 of the Code and any other “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each “employee pension benefit plan” (as defined in Section 3(2) of ERISA)

maintained by the Company or to which the Company contributes or is required to contribute and all other similar plans, programs and arrangements (“Benefit Plans”).

(b)           No Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant’s or former employee’s termination of employment except as may be required by Section 4980B of the Code or ERISA.

(c)           All of the Benefit Plans and any related funding instruments comply, and have complied during the applicable statute of limitations, both as to form and operation in all material respects with the provisions of ERISA, the Code and with all other applicable Legal Requirements.

(d)           The Company has never maintained or contributed to, and has not participated in or agreed to participate in, a multi-employer plan (as defined in Section 3(37) of ERISA), and the Company could not have any Liability under any such multi-employer plan.

(e)           There are no Proceedings pending with respect to or under any Benefit Plan other than routine claims for plan benefits, and there are no disputes pending or, to Sellers’ Knowledge, threatened with respect to any such plans.

(f)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by the Company or Purchaser (including, without limitation, severance, unemployment compensation, golden parachute (as defined in Section 280G of the Code) or otherwise) becoming due to any employee of the Company, or (ii) increase or vest any benefits otherwise payable under any Benefit Plan.

(g)           No Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) on or after October 3, 2004 and all such nonqualified deferred compensation plans (other than plans grandfathered under Section 409A of the Code) have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the Closing Date.

SECTION 2.13           Employment Matters.

(a)           Except as disclosed on Schedule 2.13, the Company is not a party to any Contracts granting benefits or rights to employees or consultants, any collective bargaining agreement or any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any other Governmental Authority.  There are no unfair labor practice complaints pending against the Company before the National Labor Relations Board and no similar claims pending before any other Governmental Authority and to the Knowledge of Sellers, no such claims are threatened.  There is no activity or Proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company, nor any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees.  The Company is in material compliance with all applicable Legal Requirements respecting employment and employment practices and terms and conditions of employment and wages and hours, and the Company is not engaged in any unfair labor practices. Without limiting the foregoing, the Company is in compliance with the Immigration Reform and Control Act of 1986 and maintains a Form I-9, as required by such Act, in the personnel file of each employee.

(b)           Schedule 2.13(b) contains a true, correct and complete list of all employees of the Company, together with each employee’s rate of compensation, and prior bonus amounts for the years 2007, 2008, and 2009 for the top twenty bonus recipients, and, if applicable, the amount of any unpaid bonuses, vacation or other payments or benefits attributable to such employee as of the Balance Sheet Date.

SECTION 2.14           Contracts.

(a)           Schedule 2.14(a) contains a listing of all Contracts in excess of (i) Three Hundred Thousand Dollars and No Cents ($300,000.00) for the sale of goods or services, and (ii) Five Hundred Thousand Dollars and No Cents ($500,000.00) for the purchase of goods or services (other than subcontracts and purchase orders) to which the Company is a party or is otherwise subject or by which the Company is bound (collectively, “Material Contracts”).

(b)           Except as may arise in the Ordinary Course of Business or as expressly set forth on Schedule 2.14(a), each Material Contract is in full force and effect and no counter-party thereto has provided written notice of its intention not to renew such contract (where applicable) or indicated that it will cease doing business with the Company.  Neither the Company nor, to the Sellers’ Knowledge, any other party to any Material Contract is in breach or violation of, or default under, or has repudiated any provision of, any Material Contract.

SECTION 2.15           Related Party Transactions.  Except as set forth on Schedule 2.15, there are no Contracts between or among the Company (whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan ((as defined in ERISA)) and any Seller or any Affiliate of any Seller. The related party transactions listed on Schedule 2.15 are entered into in amounts and on terms that reflect fair value and are for services and goods that are reasonably necessary to conduct the business of the Company. Except as disclosed on Schedule 2.15, no Seller or any Affiliate of any Seller owns any asset used in, or necessary to, the business of the Company.

SECTION 2.16           Compliance with Laws.

(a)           Except as set forth on Schedule 2.16, (i) the Company is not in default in any material respects with respect to or in violation (or since July 31, 2008 been in violation) of any applicable material Legal Requirement for which the applicable statute of limitations has not expired (the consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Company), (ii) the Company has all Governmental Authorizations necessary to conduct its business as it is now being conducted and to own, operate, use and maintain its assets in the manner in which they are now operated and maintained, and the consummation of the transactions contemplated by this Agreement will not constitute a violation of the terms and conditions of any material Governmental Authorizations, (iii) all required filings with respect to such Governmental Authorizations have been timely made and all required applications for renewal thereof have been timely filed in all material respects, and (iv) all such Governmental Authorizations are in full force and effect and there are no Proceedings pending or, to Sellers’ Knowledge, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

(b)           In the conduct of the business of the Company, neither the Company nor, to Sellers’ Knowledge, any of its directors, officers, employees, or agents, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment, or similar benefit to any supplier, customer, governmental official, or employee or other Person who was, is, or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction), or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local, or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any such purpose.

SECTION 2.17           Insurance.

(a)           Schedule 2.17 contains an accurate and complete description of all policies of property, fire and casualty, product liability, workers’ compensation, liability, and other forms of insurance owned or held by the Company or otherwise insuring the Company or its respective assets or businesses.  Such description provides reasonably complete details concerning such policies, identifying among other things, (i) the issuer of each such policy, (ii) the amount of coverage still available and outstanding under each such policy, (iii) whether each such policy is a “claims made” or an “occurrences” policy, and (iv) any retrospective premium adjustments.  True, correct, and complete copies of such policies have been made available to Purchaser.

(b)           Except as set forth on Schedule 2.17, neither the Company nor any Seller has received (i) any notice of cancellation of any policy described in paragraph (a) hereof or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy or other insolvency laws or is otherwise in the process of liquidating or has been liquidated,  (iii) any other communication, either written or to Sellers’ Knowledge verbal, that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations, or (iv) any written indication of plans to raise the premiums for or materially alter the coverage thereunder.

(c)           The reserves and accruals relating to the Company’s insurance program, including the loss reserves, are reasonable good faith estimates of the expected liabilities related thereto.

SECTION 2.18           Intellectual Property.

(a)           Schedule 2.18 sets forth a list of (i) all applied for and/or registered Intellectual Property owned by the Company and/or used in its business and (ii) all agreements under which the Company is licensed or otherwise permitted, or licenses or otherwise permits a third party, to use Intellectual Property used in its businesses. The Company has purchased and maintained valid licenses for all of the material software used on Company computers and has maintained reasonable evidence of such purchases.

(b)           The Company directly or indirectly owns, or is licensed or otherwise possesses valid rights to use, all Intellectual Property used in its business as currently conducted, and no Person is challenging, or to Sellers’ Knowledge, infringing or otherwise violating the Intellectual Property of the Company.  The conduct by the Company of its business as of the Closing Date does not infringe upon or otherwise violate the Intellectual Property of any other Person, and neither the Company nor any Seller has received any notice of any claim of any such infringement or violation.

SECTION 2.19           Environmental Matters.  The representations and warranties of Sellers set forth in this Section 2.19 are the only representations and warranties of Sellers with respect to Environmental Matters.  Except as set forth on Schedule 2.19:

(a)           Since January 1, 2003 (the “Period of Sellers’ Ownership”), the Company has not committed a violation of any applicable Environmental Laws in connection with its ownership, use, maintenance or operation of the Business Facilities.

(b)           During the Period of Sellers’ Ownership of the Company, the Company has not released any Materials of Environmental Concern on, under, or about any Business Facility in quantities or concentrations that require Remediation under applicable Environmental Laws, and the Company has not received any notice of any release or threatened release of Materials of Environmental Concern, or of any Remediation obligation under Environmental Laws or Environmental Permits, relating to its ownership, use, maintenance, or operation of any Business Facility.

(c)           To Sellers’ actual knowledge without any investigation, prior to the Period of Seller’s Ownership of the Company, no Materials of Environmental Concern were released on, under or about the Business Facilities owned by the Company in quantities or concentrations that require Remediation under applicable Environmental Laws.  All documents in the Company’s possession relating to the purchase of the Business Facilities owned by the Company and involving environmental matters have been made available to Purchaser.

(d)           The Company is not subject to any consent order, compliance order, or administrative order relating to or issued under any Environmental Law, or any other known, pending, or, to Sellers’ Knowledge, threatened Environmental Claims.

(e)           During the Period of Sellers’ Ownership of the Company, no Materials of Environmental Concern generated from any Business Facility, or for which the Company or any of its current or former Subsidiaries arranged for disposal, have been treated, stored, disposed of, or released at a location that has been nominated or identified as a facility that is subject to an existing or potential claim under Environmental Laws.

(f)            During the Period of Sellers’ Ownership, the Company has not voluntarily undertaken Remediation of any Business Facility or other site, or entered into any agreement for the payment of costs associated with such activity, and there are no obligations, undertakings, or Liabilities arising out of or relating to Environmental Laws that the Company has agreed to or assumed, by contract or otherwise.

(g)           The Company has filed and/or maintained all notices, notifications, financial assurance, environmental management plans, worker protection plans, applications, or other documents or instruments that are required to be maintained or filed by the Company for the operation of its business or the ownership or operation of any Business Facility.

SECTION 2.20           Condition and Sufficiency of Assets.  Except as set forth on Schedule 2.20, the buildings, plants, structures, and equipment leased or owned by the Company are in good operating condition and repair, and are adequate for the uses to which they are being put, reasonable wear and tear excepted, and none of such buildings, plants, structures, or equipment is in need of maintenance, repairs, or replacement except for ordinary, routine maintenance, repair or replacement in the Ordinary Course of Business.  The building, plants, structures, and equipment leased or owned by the Company are sufficient for the continued conduct of its business after the Closing in substantially the same manner as conducted prior to the Closing.

SECTION 2.21           Real Property.  Sellers have previously made available to Purchaser true, correct and complete copies of all Contracts relating to leasehold interests, license interests or other interests granting rights in any real property, to which the Company is a party or by which the Company or any of its real property is in any way bound or affected, together with all amendments and supplements thereto and modifications thereof.  All such Contracts, amendments, supplements, and modifications are legally valid and binding on the Company and in full force and effect.  The Company is not, and to the Knowledge of Sellers, no other party to any such Contract is, in breach or violation of, or in default under, any such Contract.  The Company does not purport to have any leasehold or other interest in real property except as described on Schedule 2.21.  No leasehold or other interest of the Company in real property is or, to the Knowledge of Sellers, will be subject or subordinate to any Encumbrance, except as described on Schedule 2.21 and except for (a) mortgages or security interests shown as securing specified Liabilities with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) liens for current Taxes not yet due, (c) zoning laws and other land use restrictions, (d) those arising or existing by virtue of the terms of any lease or other Contract creating the Company’s leasehold or other interest in any such real property, or otherwise arising by, through or under any landlord or other party thereto, and (e) other Encumbrances, if any that do not materially impair the present use of the subject property by the Company (collectively, “Permitted Encumbrances”).  None of the rights of the Company under any such leasehold or other interest in real property will be materially impaired by the consummation of the transactions contemplated by this Agreement, and all of such rights will be enforceable by the Company after the Closing without the consent or agreement of any other Person, except for consents and agreements specifically described on Schedule 2.21. The Company is the owner of its headquarters located in Richmond, Virginia.

SECTION 2.22           Personal Property.  Sellers have listed on Schedule 2.22 all equipment and other tangible personal property that (i) is owned or used by the Company and covered by any lease to which the Company is a party and (ii) has a book value of at least Ten Thousand Dollars and No Cents ($10,000.00).  Sellers have previously made available to Purchaser true, correct and complete copies of all leases pertaining to the property listed on Schedule 2.22.  Neither the Company, nor to the Sellers’ Knowledge, any other party to such Contract is in breach or violation of, or default under, or has repudiated any provision of, any such Contract.  No interest of the Company in tangible personal property is subject or subordinate to any

Encumbrance (other than Permitted Encumbrances) except as described on Schedule 2.22.

SECTION 2.23           Brokers; Financial Advisors.  Except as set forth in Schedule 2.23, neither the Company nor any Seller has employed any investment bank, financial advisor, broker or finder or incurred any liability for any investment bank, financial advisory, brokerage or finders’ fees or commission in connection with the transactions contemplated hereby. The Company does not and will not have any liability for fees or expenses in connection with such brokers or financial advisors as listed on Schedule 2.23.

SECTION 2.24           Bank Accounts; Powers of Attorney.  Sellers have set forth on Schedule 2.24: (i) the name of each bank, savings and loan, credit union or other financial institution in which the Company has any account, certificate of deposit or other investment or safe deposit box, the style and number of each such account or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and (ii) the name of each Person holding a general or special power of attorney from the Company and a summary of the terms thereof.

SECTION 2.25           Indebtedness.  The Company does not have any Indebtedness other than as set forth on Schedule 2.25.

SECTION 2.26           Subsidiaries and Predecessors.  Schedule 2.26 sets forth a list of all names of all predecessors of the Company, all names under which the Company does business, and any other entity from which the Company previously acquired significant assets.  Except as set forth on Schedule 2.26, the Company does not own any interest in any other entity.  The Company has no Subsidiaries.

SECTION 2.27           Financial Statements.  Complete and correct copies of the following financial statements are attached as Schedule 2.27(a):

(a)           the balance sheets of the Company as of December 31, 2009 and the related statements of operations, shareholders’ equity and cash flow for the one-year period ended December 31, 2009, together with the related notes and schedules (such balance sheets, the related statements of operations, shareholders’ equity and cash flows and the related notes and schedules are referred to herein as the Year-end Financial Statements (the “Year-end Financial Statements”); and

(b)           the balance sheets of the Company as of June 30, 2010 (the “Balance Sheet Date”) and the related statements of operations, shareholders’ equity and cash flow for the six-month period ended June 30, 2010, together with the related notes and schedules (such balance sheets, the related statements of operations, shareholders’ equity and cash flows and the related notes and schedules are referred to herein as the Interim Financial Statements (the “Interim Financial Statements”).  The Year-end Financial Statements and the Interim Financial Statements are collectively referred to herein as the Financial Statements (the “Financial Statements”).”

The Financial Statements have been prepared from, and are consistent with, the accounting books and records of the Company in conformity with GAAP applied on a basis consistent with the Company’s accounting practices (which are not inconsistent with GAAP), and present fairly the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby, provided however, that the Interim Financial Statements do not contain notes and do not include customary year-end adjustments that in the aggregate are not material except for those adjustments listed on Schedule 2.27(b).

SECTION 2.28           WIP Schedule.  The Company has delivered to Purchaser a work in progress schedule for each of its construction Contracts which is a Material Contract as of [June 30, 2010], attached as Schedule 2.28, (the “WIP Schedule”).  The WIP Schedule, in the aggregate, fairly represents, in all material respects and includes the total estimated contract costs (taking into account man-hours required, project duration, cost of labor and materials, including any escalation thereof, subcontractor costs, and other elements of contract costs), estimated gross profits earned (in dollar and in percentage), job number, job name, current contract price, estimated total cost, total cost to date, amounts billed to date, over/under billings, estimated gross profit and estimated gross profit percentage (including loss, if any).

SECTION 2.29           Customers and Suppliers.  Schedule 2.29 sets forth a complete and accurate list of (i) the Company’s ten largest customers (measured by aggregate billings) during the fiscal year ended on the date of the balance sheet included in the Year-end Financial Statements, indicating the existing Contracts with each such customer by product or service provided and (ii) the Company’s ten (10) largest suppliers of materials, products, or services (measured by the aggregate amount purchased by the Company) during the fiscal year ended on the date of the balance sheet included in the Year-end Financial Statements, indicating the Contracts for continued supply from each such supplier, if any.

SECTION 2.30           No Other Representations.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER SELLERS NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF SELLERS, AND SELLERS DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY, WHETHER BY SELLERS OR ANY OF THEIR RESPECTIVE OFFICERS, SHAREHOLDERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR AS TO THE COMPANY’S BUSINESS, ASSETS OR OPERATIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER, ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO THE FOREGOING.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER EXPRESSLY UNDERSTANDS AND AGREES THAT SELLERS HAVE NOT MADE AND DO NOT AND WILL NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE QUALITY, PHYSICAL CONDITION, EXPENSES, LEGAL STATUS, VALUE, UTILITY OR POTENTIAL OF THE COMPANY’S ASSETS, ITS BUSINESS, OR ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE COMPANY’S ASSETS, ITS BUSINESS OR THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF HABITABILITY, SUITABILITY, MERCHANTABILITY AND/OR A FITNESS FOR A PARTICULAR PURPOSE) WHICH MIGHT BE PERTINENT IN CONSIDERING WHETHER TO PURCHASE THE STOCK OR TO MAKE AND ENTER

INTO THIS AGREEMENT.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As of the date hereof (unless otherwise indicated herein), Purchaser hereby makes the representations and warranties set forth in this Article III to Sellers.  All representations and warranties made by the Purchaser in this Agreement shall survive the Closing and terminate as set forth in Section 5.6(d).

SECTION 3.1             Organization and Authority.  Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement.

SECTION 3.2             Authority.  The execution and delivery of this Agreement, the performance of the obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Purchaser’s board of directors, and no further corporate actions or proceedings on the part of Purchaser or its shareholders are necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder, or the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid, and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

SECTION 3.3             Consents and Approvals.  Except as set forth on Schedule 3.3, with respect to Purchaser no filing or registration with, and no permit, authorization, consent or approval of, any party, including any Governmental Authority, is necessary for Purchaser to execute this Agreement and consummate the transactions contemplated by this Agreement.  Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement, the performance of the obligations hereunder, nor the consummation of the transactions contemplated hereby will, as of the Closing Date, (a) conflict with or result in any breach of any provision of the certificate of incorporation and bylaws of Purchaser or any resolution adopted by the board of directors or stockholders of Purchaser; (b) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions, or provisions of any Contract to which Purchaser is a party or by which any of its properties or assets may be bound; or (c) violate any Legal Requirement applicable to Purchaser.

SECTION 3.4             SEC Reports.  Purchaser’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission and the financial statements therein (i) have been prepared from, and are consistent with, the accounting books and records of the Purchaser in conformity with GAAP applied on a basis consistent with the Purchaser’s accounting practices (which are not inconsistent with GAAP) and (ii) present fairly the financial position and results of operations of the Company as of the date of such statements and for the periods covered thereby.

SECTION 3.5             Investment.  Purchaser is acquiring the Stock for its own account, for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof as such term is used in connection with the registration provisions of the Securities Act.  Purchaser acknowledges that the Stock is not registered under the Securities Act, any applicable state securities Legal Requirements or any applicable foreign securities Legal Requirements, and that the Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Legal Requirements or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Legal Requirements.  Purchaser (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Stock and is capable of bearing the economic risk of such investment.

SECTION 3.6             Independent Investigation.  Purchaser hereby acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Stock and the Company.

ARTICLE IV
COVENANTS

SECTION 4.1             Noncompetition and Nonsolicitation.

(a)           Except as provided in Schedule 4.1, after the Closing and, with respect to Howard M. Webb, Howard W. Webb and Mitchell Frederick Haddon, until five (5) years after the Closing Date and, with respect to Gary Jon Warness and Curtis Michael Wood, until three (3) years after the Closing Date (each, a “Noncompete Term”), the Sellers who are individuals and Howard W. Webb and Howard M. Webb, individually (each, a “Seller Individual”) shall not conduct, or be an Affiliate of, any business engaged in the business of HVAC, plumbing, or mechanical construction contracting, or provide service or sales representation related thereto, within Virginia, within two hundred (200) miles of Richmond or Norfolk, Virginia, or within one hundred (100) miles of anywhere else the Company regularly does business unless a Seller Individual is performing such otherwise prohibited work for or on behalf of Purchaser.  “Regularly does business” shall mean locations where (i) the Company has contracted to and/or performed services with a value in excess of $50,000 within one (1) year prior to the Closing Date, or (ii) the Company has submitted a bid to perform services with a value in excess of $50,000 on three (3) or more occasions within one (1) year prior to the Closing Date. All distances shall be calculated according to driving distance.  Notwithstanding the foregoing provisions of this paragraph, the Seller Individuals, together with their Affiliates, may be a passive investor owning, in the aggregate, no more than two percent (2%) of the outstanding equity securities of any corporation the equity securities of which are listed on a national securities exchange and with which such Seller Individuals or their Affiliates have no other connection whatsoever.

(b)           Unless otherwise required by law or expressly authorized in writing by the Company, the Seller Individuals shall not, and the Seller Individuals shall use their commercially reasonable efforts to cause each of their Affiliates not to, disclose to any Person not in the employ of the Company any information concerning the business conducted by the Company prior to the Closing Date not rightfully in the public domain, including, without limitation, lists of customers or suppliers, pricing strategies, business files and records, trade secrets, and financial information.

(c)           During their respective Noncompete Terms, the Seller Individuals shall not, and the Seller Individuals shall use their commercially reasonable efforts to cause each of their Affiliates not to, directly or indirectly solicit the employment or services of, or cause or attempt to cause to leave the employment or services of, any employee of the Company employed on the date hereof who continues his or her employment with the Company after the date hereof.

(d)           During their respective Noncompete Terms, the Seller Individuals shall not, and the Seller Individuals shall use their commercially reasonable efforts to cause each of their Affiliates not to, engage or participate in any effort or act to induce any customer, supplier, associate, employee, sales agent or independent contractor of the Company to take any action disadvantageous to the Company.

(e)           The Seller Individuals acknowledge that the damages that would be suffered by the Company and Purchaser as a result of any breach of the provisions of this Section 4.1 may not be calculable and that an award of a monetary judgment for such a breach would be an inadequate remedy.  Consequently, the Company and Purchaser shall have the right, in addition to any other rights they may have, to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach of any provision of this Section 4.1 or otherwise to specifically enforce any of the provisions hereof.  This remedy is in addition to monetary damages for any Damages directly or indirectly suffered by the Company or Purchaser and reasonable attorneys’ fees.

(f)            The Parties intend that each of the covenants in Sections 4.1(a), (b), (c) and (d) shall be deemed to be a separate covenant and, in the event that one or more of the covenants are deemed unenforceable in whole or in part, the other covenants shall remain fully valid and enforceable.

(g)           The covenants of the Seller Individuals contained in this Section 4.1 are independent of any covenants of the Company or Purchaser contained herein or in any other document or instrument delivered in connection herewith or pursuant hereto, and any breach by the Company or Purchaser of any such covenant shall not justify any breach by the Seller Individuals of their covenants under this Section 4.1.

(h)           In consideration of the covenants of the Seller Individuals contained in this Section 4.l, Purchaser shall pay each Seller Individual at Closing the amounts listed on Schedule 4.1(h),  which amounts shall be deducted from the cash purchase price payable to such Seller Individual; provided, however, that the Parties agree that such amounts shall not be deemed to represent Purchaser’s damages in the event that the covenants of the Seller Individuals contained in this Section 4.1 are breached;

(i)            It is specifically agreed that the respective Noncompete Terms stated at the beginning of this Section 4.1 as they apply to each Seller Individual, during which the agreements and covenants of the Seller Individuals made in this Section 4.1 shall be effective, shall be computed by excluding from such computation any time during which such Seller Individual is in violation of any provision of this Section 4.1.

SECTION 4.2             Confidential Information.  Except in response to legal process (where Sellers have, to the extent permitted by law, promptly notified the Company so that it may seek appropriate relief), Sellers shall not divulge, furnish, or make accessible to anyone or use in any way any confidential or secret knowledge or information of the Company, including, without limitation, trade secrets, confidential or secret designs, processes, formulae, plans, devices, or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company or any other confidential information or secret aspects of the business of the Company including with respect to the transactions contemplated by this Agreement and the Agreement itself.  Sellers acknowledge that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company and Purchaser.

SECTION 4.3             Guarantees.  On or before the one hundred twentieth (120th) day following the Closing, Purchaser will, with Sellers’ full disclosure and cooperation, cause the Company to obtain a full release of any guarantees of any Sellers set forth on Schedule 4.3, and from and after the Closing the Purchaser agrees to indemnify, defend, and hold the Sellers harmless from and against any claims of any Person made with respect to any of such guarantees to the extent (but only to the extent) such claims relate to the failure of the Company or the Purchaser to perform their obligations after the Closing Date.

SECTION 4.4             Expenses.  Except for the exceptions set forth on Schedule 4.4, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of its Representatives.  Sellers shall be responsible for all expenses incurred by the Company prior to the Closing in connection with the transactions contemplated herein.

SECTION 4.5             Further Assurances.  From time to time after the Closing, at a Party’s reasonable request but without further consideration, the other Party will execute and deliver such other instruments of conveyance and transfer and take such other action as the other Party may reasonably require to more effectively vest good and marketable title to the Stock in the Purchaser and to carry out the intent of this Agreement.

SECTION 4.6             Further Consents.  If the transfer of the Stock to Purchaser at the Closing without the consent or approval of a third person would constitute a breach of any Contract or other obligation to which the Company is a party or by which the Company or any of its properties are bound or create in any other Person the right to declare a default in respect of, or to cancel or terminate, any such Contract or other obligation or any Governmental

Authorization, license, permit, franchise, or other right of the Company, and if such consent or approval (or an effective waiver thereof) is not obtained prior to the Closing, then Purchaser shall have the right by an instrument executed in writing and delivered to Sellers at the Closing to cause the transfer of the Stock not to carry with it an assignment of the item or items that necessitate such consent or approval until such consent or approval (or an effective waiver thereof) shall have been obtained.  In such an event, Sellers will continue after Closing to use their commercially reasonable efforts promptly to obtain such consents and approvals, or effective waivers thereof, and will cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser with the benefit of the Company’s rights thereunder.

SECTION 4.7             Cooperation; Access to Records.  The Parties shall reasonably cooperate with each other and provide each other reasonable access to books, records, and personnel for the purpose of preparing Tax Returns and defending any Tax claim or audit.

SECTION 4.8             Employees.  Sellers, the Company, and their respective Affiliates have not and will not take any actions inconsistent with maintaining the availability of the services of the Company’s employees following the Closing.

SECTION 4.9             Accounts Receivable.  Purchaser hereby covenants and agrees to use its reasonable best efforts to cause the Company (i) to collect all outstanding accounts receivable, notes receivable and employee receivables of the Company as of the Closing Date (the “Accounts Receivable”) during the 24-month period following the Closing Date and (ii) to bill and collect all retainage of the Company as of the Closing Date during the 36-month period following the Closing Date.  In the event that during the 36-month period following the Closing Date, Purchaser or the Company receives payment with respect to any receivable that was written off in full as of the Closing Date and such payment exceeds $35,000, Purchaser shall, within fifteen (15) days thereafter, pay the amount thereof to Sellers in accordance with their respective percentage interests set forth on Schedule 1.2(a).  Any amount owed but not paid within such fifteen (15) business day period shall bear interest at an annual rate of six percent (6%) from the end of such period until paid.

SECTION 4.10           Covenants by Webbs.  Howard W. Webb and Howard M. Webb each join in the covenants set forth in Sections 4.2 through 4.9 and shall have the same rights and obligations thereunder as if they were Sellers.

ARTICLE V
INDEMNIFICATION

SECTION 5.1             Waiver of Right to Indemnification.  The waiver of any condition based on the accuracy of any representation or warranty (as may be modified by any Disclosure Schedule), or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification in accordance with the provisions of this Article V, unless such waiver shall expressly state that it includes a waiver of rights to indemnification under this Article V.

SECTION 5.2             Indemnification and Payment of Damages by Sellers.  From and after the Closing, Sellers will indemnify, defend, and hold harmless Purchaser, the Company, and their respective Representatives and Affiliates (collectively, the “Purchaser Indemnified Persons”) from, against, and in respect of any and all Damages sustained or incurred by any Purchaser Indemnified Person to the extent relating to, resulting from, or arising out of:

(a)           any breach of or inaccuracy in any representation or warranty made by Sellers in Article II of this Agreement and its accompanying schedules:

(b)           any breach or nonfulfillment by any Seller or Seller Individual of any covenant or obligation of any Seller in this Agreement or any certificate delivered hereunder;

(c)           any claim by Harris Williams & Co., or without limitation, any other Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or the Company (or any of their respective Representatives) in connection with any of the transactions contemplated in this Agreement;

(d)           any payments, claims or Proceedings resulting from, arising out of, relating to, or caused by any Liability of the Company for any Taxes of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 6.2 hereof) to the portion of such period beginning before and ending on the Closing Date) and to the extent such Taxes are not reflected in the reserve for Tax Liability on the Company’s books and records;

(e)           any claims or Proceedings resulting from, arising out of, relating to or caused by any Liability of any Seller related to Sellers’ relationship/arrangements under the Special Equity Incentive Plan;

(f)            net of reserves reflected in the Closing Balance Sheet, the collectability within the 36-month period following the Closing Date of the unbilled retainage of the Company as of the Closing Date; provided that this indemnity shall not apply to retainage, or any portion thereof, to the extent it is the subject of dispute (other than arising out of an ability to pay) between the Company and the customer and provided, further, that any such retainage that is reimbursed by Sellers to Purchaser under this Section 5.2(f) shall, at the request of Sellers, be assigned by Purchaser to Sellers; or

(g)           net of reserves for bad debts and write-offs reflected in the Closing Date Balance Sheet, the collectability within the 24-month period following the Closing Date of the Accounts Receivable as of the Closing Date; provided that any such receivables that are reimbursed by Sellers to Purchaser under this Section 5.2(g) shall, at the request of Sellers, be assigned to Sellers.

To the extent that Sellers become obligated to make any monetary payment to Purchaser, Purchaser retains a reasonable right of offset in the principal of the Note.  The right of offset is limited to a reasonable estimate of damages and will be applied to payments otherwise due under the Note in the inverse order of maturity, such that later due payments will be offset first. Interest will continue to accrue on any offset from the Note that later proves to be unneeded.

With respect to indemnification matters not involving Proceedings brought or asserted by third parties, within ten (10) days after receipt of written notification from the Purchaser Indemnified Persons supported by reasonable documentation setting forth the nature of the circumstances entitling the Purchaser Indemnified Persons to indemnity hereunder, Sellers, at no cost or expense to the Purchaser Indemnified Persons, shall diligently commence resolution of such matters in a manner reasonably acceptable to the Purchaser Indemnified Persons and shall diligently and timely prosecute such resolution to completion.  If Sellers, within ten (10) days after their receipt of such notice (or such shorter time as may be necessary under the circumstances), fail to diligently commence resolution of such matters in a manner reasonably acceptable to the Purchaser Indemnified Persons, the Purchaser Indemnified Persons shall have the right to undertake all appropriate and reasonable actions to resolve or otherwise address such matters at the sole expense of Sellers.  If Sellers dispute any Liability in connection with such claim, Sellers shall pay any undisputed part of such Liability and Purchaser and Sellers shall have thirty (30) days to resolve any remaining dispute.  If litigation or any other Proceeding is commenced between Sellers and any Purchaser Indemnified Person, the prevailing party in such litigation or other Proceeding shall be entitled to recover all reasonable costs and expenses incurred in connection with such litigation or other Proceeding, including, without limitation, attorneys’ fees.  If litigation or any other Proceeding is commenced or threatened by any third party for which the Purchaser Indemnified Persons are entitled to indemnification under this Section 5.2, the provisions of Section 5.4 shall control.  Any payments owed by Sellers to the Purchaser Indemnified Persons under this Section 5.2 may, at Sellers’ election, be satisfied by a reduction in the principal amount of the Note, with such reduction being applied to principal payments otherwise due under the Note in the inverse order of maturity, such that later due payments will be offset first.

SECTION 5.3             Indemnification by Purchaser.  From and after the Closing, Purchaser will indemnify, defend, and hold harmless each Seller and his Representatives and Affiliates (collectively, the “Seller Indemnified Persons”) from, against and in respect of any and all Damages sustained or incurred by any Seller Indemnified Person to the extent relating to, resulting from or arising out of:

(a)           any breach of or inaccuracy in any representation or warranty made by Purchaser in Article III of this Agreement;

(b)           any breach or nonfulfillment by Purchaser of any covenant or obligation of Purchaser (or the Company after Closing, as applicable) in this Agreement; or

(c)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser (or any of its Representatives) in connection with any of the transactions contemplated herein; or

With respect to matters not involving Proceedings brought or asserted by third parties, within ten (10) days after receipt of written notification from the Seller Indemnified Persons supported by reasonable documentation setting forth the nature of the circumstances entitling the Seller Indemnified Persons to indemnity hereunder, Purchaser, at no cost or expense to the Seller Indemnified Persons, shall diligently commence resolution of such matters in a manner reasonably acceptable to the Seller Indemnified Persons and shall diligently and timely prosecute such resolution to completion.  If Purchaser, within ten (10) days after its receipt of such notice (or such shorter time as may be necessary under the circumstances), fails to diligently commence resolution of such matters in a manner reasonably acceptable to the Seller Indemnified Persons, the Seller Indemnified Persons shall have the right to undertake all appropriate and reasonable actions to resolve or otherwise address such matters at the sole expense of Purchaser to the extent such matters are subject to indemnification under this Section 5.3.  If Purchaser disputes its Liability in connection with such claim, it shall pay any undisputed part of such Liability and Sellers and Purchaser shall have thirty (30) days to resolve any remaining dispute.  If litigation or any other Proceeding is commenced between Purchaser and any Seller Indemnified Person, the prevailing party in such litigation or other Proceeding shall be entitled to recover all reasonable costs and expenses incurred in connection with such litigation or other Proceeding, including, without limitation, attorneys’ fees.  If litigation or any other Proceeding is commenced or threatened by any third party for which the Seller Indemnified Persons are entitled to indemnification under this Section 5.3, the provisions of Section 5.4 shall control.

SECTION 5.4             Notice and Defense of Third Party Claims.  If any Proceeding (including any Proceeding relating to Taxes) shall be brought or asserted under this Article against an indemnified party or any successor thereto (the “Indemnified Person”) in respect of which indemnity may be sought under this Article from an indemnifying person or any successor thereto (the “Indemnifying Person”), the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person; provided that failure of an Indemnified Person to give prompt written notice of any claim shall not release, waive or otherwise affect the Indemnifying Person’s obligations with respect thereto except to the extent that the Indemnifying Person is adversely affected in its ability to defend against such claim or is otherwise prejudiced thereby.  The Indemnifying Person shall have the right to assume the defense and reasonable control thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses so long as the Indemnifying Person gives written notice to the Indemnified Person within fifteen (15) days after the Indemnified Person has given the Indemnifying Person notice of the Proceeding that the Indemnifying Person will indemnify the Indemnified Person from and against the entirety of any and all Damages that the Indemnified Person may suffer resulting from, arising out of, relating to or caused by the Proceeding.  In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person’s obligations and Liability under and pursuant to the indemnifications set forth in this Article.  The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person has been advised in writing by counsel that there exist actual or potential conflicts of interest that make representation of the Indemnifying Person and the Indemnified Person by the same counsel inappropriate.  The Indemnified Person’s right to participate in the defense or response to any Proceeding should not be deemed to limit or otherwise modify its obligations under this Article.  In the event that the Indemnifying Person, within five (5) days after notice of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account and at the expense of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense and reasonable control of such Proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. If the Indemnifying Person assumes the defense of a Proceeding, the Indemnifying Person shall not, without the Indemnified Person’s prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding unless such settlement, compromise or judgment; (i) requires solely the payment of money damages by the Indemnifying Person and such damages are paid by the Indemnifying Person, (ii) includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such Proceeding, (iii) involves no finding or admission of any liability of the Indemnified Person or violation of any Legal Requirement or the rights of any Person, and (iv) does not provide for any injunction or place any restriction on the operation of the Business or any Indemnified Person.  The Indemnified Person shall not be entitled to recovery from the Indemnifying Person with respect to any compromise or settlement of any Proceeding effected by the Indemnified Person without the consent (which may not be unreasonably withheld) of the Indemnifying Person; provided that failure of the Indemnifying Person to respond to a request for consent within twenty (20) days following receipt of written notice thereof shall be deemed to constitute consent.

SECTION 5.5             Payment; Interest.  The Indemnifying Party shall make any payment required to be made under this Article in cash promptly after the date (the “Payment Due Date”) that is the later of (i) the date such payment obligation becomes undisputed or resolved by a non-appealable judicial determination, and (ii) the date the Indemnifying Person receives written demand therefor from the Indemnified Person accompanied by reasonable documentation.  Any amounts required to be paid by an Indemnifying Party under this Article that are not paid within thirty (30) business days of the Payment Due Date shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnified Party immediately upon demand, interest at the rate of six percent (6%) per annum, not to exceed the maximum non-usurious rate allowed by applicable law, from the date such payment becomes delinquent to the date of payment of such delinquent sums.

SECTION 5.6             Limitations.  Notwithstanding anything to the contrary contained in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder, Sellers’ and Purchaser’s obligations of indemnification are limited as set forth in this Section 5.6.

(a)           Basket.  The Parties shall not be entitled to indemnification pursuant to this Agreement unless and until the aggregate of all Damages with respect to any such indemnification matters exceeds the amount set forth on Schedule 5.6 (the “Basket Amount”), in which event the Party or person seeking indemnity may recover all Damages incurred in excess of the Basket Amount from the first dollar above the Basket Amount.  With respect to Sellers, the Basket Amount shall be allocated among them in accordance with their respective percentage interests as set forth on Schedule 1.2(a).

(b)           Cap.  Sellers’ liability for Damages pursuant to this Article V shall not exceed, in the aggregate, the amount set forth on Schedule 5.6, which cap shall be allocated among Sellers in accordance with their respective percentage interests as set forth on Schedule 1.2(a).

(c)           Per-Claim Threshold.  No representation or warranty made in Article II or III shall be deemed to be breached and no claim for indemnification therefore may be made unless the Damages resulting from or arising out of any individual circumstance or occurrence exceed the amount set forth on Schedule 5.6 (the “Per Claim Threshold”).  If such Damages exceed the Per Claim Threshold, the full amount thereof (after taking into account the limitations set forth in Sections 5.6(e), (f), (g) and (h)) shall be taken into account in determining whether, and the extent to which, the Basket Amount has been met and, if the Basket Amount has been met, shall be subject to indemnification under this Article except to the extent limited by this Section 5.6.

(d)           Survival.  The representations and warranties of the Parties contained in this Agreement shall survive the Closing Date for twenty-one (21) months; provided, however, that the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.11, 2.23, 2.25 (only with respect to Indebtedness for borrowed money), 3.1, 3.2 and 3.3 shall survive until the expiration of the applicable statute of limitations thereto, at which time they shall expire (as applicable, the “Survival Date”); and provided further that a claim for indemnification pursuant to Section 5.2(a) or Section 5.3(a) shall survive the applicable Survival Date if written notice, given in good faith, of the specific claim (including appropriate details) thereof is given to Sellers or Purchaser, as the case may be, on or before the applicable Survival Date.

(e)           Insurance; Tax Effect.  The amount of Damages that the Purchaser Indemnified Persons shall be entitled to recover under Section 5.2 shall be determined (i) net of any amounts paid by any third-party insurance carrier to the indemnified party with respect to such Damages and (ii) after taking into account any Tax benefit realized by the Purchaser Indemnified Persons with regard to such Damages.

(f)            Change in Accounting or Law.  No Party shall be liable for Damages suffered by an indemnified person to the extent such Damages arose from (i) a change in accounting policy or practice made after the Closing that is required by GAAP or any change in Law or (ii) any legislation not in force on the Closing Date.

(g)           Actions of Indemnified Persons.  No Party shall be liable for Damages suffered by an indemnified person to the extent such Damages result from a failure on the part of any indemnified person or its Affiliates to exercise good faith in not jeopardizing or prejudicing the interests of the indemnifying person or otherwise arises out of any action wrongfully taken or omitted to be taken by an indemnified person or its Affiliates.

(h)           Incidental or Consequential Damages.  Neither Purchaser nor Sellers shall be liable for any incidental or consequential Damages, except if such Damages are awarded in a third-party claim for which such Party has an indemnification obligation.

(i)            Exceptions.  Notwithstanding the foregoing, the limitations set forth in subsections (a), (b) and (c) of this Section 5.6 shall not apply to claims made pursuant to, or as a result of a breach of the payment obligations under, Sections 1.3, 1.4, 4.9, 5.2(c), 5.2(d), 5.2(f) and 5.2(g) of this Agreement.

SECTION 5.7             Exclusive Remedy.  Except with respect to claims of, or causes of action arising from, fraud or criminal misconduct, and subject to a Party’s right to seek injunctive relief, as appropriate, to enforce any covenant made by another Party hereunder, and except for any additional remedies provided to Sellers and Purchaser under the Note and the Earn-Out Agreement following the Closing, the indemnification provided in this Article V shall constitute the exclusive remedy with respect to (i) a breach of the representation, warranties, covenants and agreements contained in this Agreement, (ii) any events, circumstances or conditions that are the subject of the representations, warranties, covenants and agreements contained in this Agreement, (iii) any other events, circumstances or conditions relating to the ownership or operation of the Company or its business prior to the Closing and whether any claims or causes of action asserted with respect to such matters are brought in contract, tort or any other legal theory whatsoever.

SECTION 5.8             Indemnification Obligations of Webbs.  Howard W. Webb guarantees the performance by HWWJR LC of its obligations under this Article V and, in doing so, shall be entitled to all of the rights and defenses that HWWJR LC may have.  Howard M. Webb guarantees the performance by HMWSR LC of its obligations under this Article V and, in doing so, shall be entitled to all of the rights and defenses that HMWSR LC may have.

ARTICLE VI
TAX MATTERS

SECTION 6.1             Tax Periods Ending on or Before the Closing Date.  At the Company’s expense, Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date, including but not limited to, any short-period Tax return resulting from the transactions contemplated herein.  Such Tax Returns shall be prepared in a manner consistent with the prior practice of the Company.  Sellers shall provide copies of such Tax Returns to Purchaser and its authorized representatives for review at least thirty (30) days prior to the due date and shall make such revisions to such Tax Returns as are reasonably requested by Purchaser.  To the extent permitted by law, Sellers shall include any income, gain, loss, deduction, or other items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s prepared by (or caused to be prepared by) Sellers for such periods.  Any Tax deduction associated with the Special Equity Incentive Plan prior to Closing will inure to the benefit of Sellers.

SECTION 6.2             Tax Periods Beginning Before and Ending After the Closing Date.  Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date (“Straddle Period”).  Any Tax Return for any Straddle Period shall be prepared in a manner and utilizing judgments consistent with the Company’s prior practice, unless such practices, manner or judgments are unreasonable or improper.  Purchaser shall provide Sellers and their authorized representatives with copies of such Tax Returns at least thirty (30) days prior to the due date and shall make such revisions to such Tax Returns as are reasonably requested by Sellers.  Sellers shall pay to Purchaser within thirty (30) days of the receipt of a request by Purchaser, accompanied by supporting documentation, an amount equal to the excess of (a) the portion of such Taxes that relates to the portion of such Tax period ending on the Closing Date over (b) the Taxes reflected in any reserve for Tax Liability contained in the Company’s books and records.

For purposes of this Section 6.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date shall be (i) in the case of any Taxes (including real property Taxes and other property Taxes) other than Taxes based upon or related to income or receipts (or imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event), be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts (including franchise Taxes) or imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event, the Tax payable by Seller shall be deemed equal to the amount that would be payable if the relevant Straddle Period ended on the Closing Date based on an interim closing of the books as of the end of the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

SECTION 6.3             Cooperation on Tax Matters.

(a)           Purchaser, the Company, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article VI and any audit, litigation or other Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and Purchaser shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Purchaser, as the case may be, shall allow the Sellers to take possession of such books and records.

(b)           Purchaser and Sellers further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)           Purchaser and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043A of the Code and the Treasury Regulations promulgated thereunder.

SECTION 6.4             Transfer Taxes.  All transfer, documentary, filing, recordation and other similar Taxes (including all real estate transfer Taxes and conveyance and recording fees, if any), that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby shall be borne fifty percent (50%) by

Purchaser and fifty percent (50%) by Sellers, and the Party required by applicable law shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, filing, recordation, and other similar Taxes, and, if required by applicable law, the other Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.  The expense of such filings shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers.

SECTION 6.5             No Code Section 338 Election. Neither Purchaser nor the Company shall make any election under Code §338 with respect to the transactions contemplated by this Agreement.

SECTION 6.6             Refunds and Tax Benefits.  To the extent not reflected in the Closing Date Balance Sheet, any Tax refunds that are received by Purchaser or the Company, and any amounts credited against Tax to which Purchaser or the Company become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date, allocated in a manner consistent with Section 5.2(d), shall be for the account of Sellers, and Purchaser shall pay over to Sellers any such Tax refund or the amount of any such credit within five (5) business days after receipt or entitlement thereto.  In addition, to the extent that a claim for Tax refund or a proceeding results in a payment or credit against Tax by a taxing authority to Purchaser or the Company of any amount accrued on the Closing Balance Sheet, Purchaser shall pay such amount to Sellers within five business days after receipt or entitlement thereto.  Notwithstanding the foregoing, Purchaser shall receive the tax benefit relating to tax deductible goodwill on the books as of Closing.

SECTION 6.7             Tax Treatment of Transactions. The Parties acknowledge and agree that the purchase and sale of the Stock as contemplated by this Agreement will be treated as a “stock purchase” transaction for federal and state income tax purposes and no election will be made by the Parties pursuant to Code §338(h)(10) or §338(g).  The acquisition of the Stock by Purchaser will terminate the Company’s S election pursuant to Code §1361(b)(1)(B) and §1362(d)(2) and result in an “S Termination Year” for the Company (as defined in Code §1362(e)(4)).  The S Termination Year will be divided into two short tax years — the “S Short Year” (as defined in Code §1362(e)(1)(A)) that ends on the day immediately before the Closing Date, and the C Short Year (as defined in Code §1362(e)(1)(B)) that begins on the Closing Date.  Because more than 50% of the Stock is being transferred to Purchaser in the S Termination Year, the Company will utilize the “closing of the books” method to calculate and report its Taxes for the S Short Year and the C Short Year as required by Code §1362(e)(6)(D).  Howard W. Webb has transferred  17,840.14926 of his Shares to Mitchell Frederick Haddon, Gary Jon Warness, and Curtis Michael Wood (collectively, the “Company Executives”) before the Closing Date in satisfaction of the Company’s obligation under the Special Equity Incentive Plan to make payment to the Company Executives.  Because this transfer has occurred prior to the last day of the S Short Year, any deduction that inures to the Company pursuant to Code §83 and Treasury Regulations §1.83-6(d)(1) or other applicable provision of the Code will inure to the Company during its S Short Year and be passed through to its S shareholders.  Purchaser agrees that this deduction will be reflected on the Company’s tax return for its S Short Year and passed through to its S shareholders as of the last day of the S Short Year.  The employees’ portion of the Company’s required tax withholding obligation that results from the transfer of Stock by Howard W. Webb to the Company Executives as described above has been satisfied by each Company Executive executing and delivering to the Company a promissory note in the amount of his required tax withholding, such promissory note to being due and payable in full at the time of the sale of his Stock to Purchaser.  The promissory notes will be paid by Purchaser paying to the Company Executives a “net” amount of the Purchase Price allocable to their Stock (reduced by the amount of their promissory notes) and by Purchaser depositing with the Company the amounts required to satisfy the promissory notes.  Purchaser agrees that Howard W. Webb and Howard M. Webb will have no liability for such tax withholdings.  In addition, as permitted by Rev. Proc. 2004-53, Sellers will prepare the IRS W-2 Forms for the Company Executives reflecting that the Company has paid this compensation to the Company Executives while it was an S corporation and the S corporation shareholders will receive 100% of the deduction for such compensation.  Because the Company Executives have become shareholders of the Company before the Closing Date, pursuant to Treasury Regulations §1.1377-1(a) the appropriate pro rata shares of the deduction resulting from the Special Equity Incentive Plan award will be allocated by the Company among Howard W. Webb, Howard M. Webb and the Company Executives.  The Company will make appropriate tax withholdings for tax purposes as required by applicable law, and such withholdings will be properly taken into account for purposes of the Working Capital Adjustment pursuant to Section 1.3.  Purchaser agrees to take no action that is inconsistent with the foregoing tax treatment of these transactions.

SECTION 6.8             Other Tax Matters. Without the prior written consent of the other Party, no Party or its Affiliates shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent, or other action would have the effect of increasing the Tax liability of the Company for any prior or subsequent Tax periods or portions thereof whether before or after the Closing Date.  Notwithstanding the foregoing, the Parties agree that the Company, as permitted by Revenue Procedure 2008-52, Section 6, will change to a permissible accounting method for the purpose of taking on its final S tax return the amortization deduction for good will of the Company that should have been taken in prior tax years of the Company.

SECTION 6.9             Tax Proceedings. In the case of any audit, examination or other proceeding with respect to Taxes (a “Tax Proceeding”) for which Sellers are or may be liable pursuant to this Agreement, Sellers may, upon written notice to Purchaser (such written notice to be provided within thirty (30) days after notice of the Tax Proceeding has been given to Sellers, or any of them), assume and control the defense of such Tax Proceeding at their own cost and expense.  If Sellers elect to assume the defense of any such Tax Proceeding, notwithstanding anything to the contrary contained herein, Sellers shall not enter into any settlement with respect to any such Tax Proceeding (if such settlement would affect the Company or Purchaser) without Purchaser’s prior written consent and, at its own cost and expense, Purchaser shall have the right to also participate in the defense of such Tax Proceeding, and Sellers will fully cooperate with Purchaser’s participation.  Sellers shall keep Purchaser informed of all material developments and events relating to such Tax Proceeding (including promptly forwarding copies to Purchaser of any related correspondence sent to any Governmental Authority).  In connection with the contest of any Tax Proceeding that relates to (i) any taxable period beginning on or after the Closing Date; (ii) any Tax Proceeding that Sellers have the ability to control but do not timely elect to control pursuant to this Section 6.9; and (iii) any Tax claim that would reasonably be expected to have a material adverse effect on the Company or Purchaser for any taxable periods ending after the Closing Date, such Tax Proceeding shall be controlled by Purchaser, and Sellers agree to cooperate fully with Purchaser in pursuing such contest but at Purchaser’s sole expense, except as expressly provided herein to the contrary.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1             Entire Agreement; Assignment.  This Agreement, including the Disclosure Schedules and exhibits hereto, the documents, instruments and schedules referred to herein and all other documents dated as of the date hereof and on the Closing, including but not limited to the Earn-out Agreement and the Notes, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, including but not limited to the letter agreement dated May 14, 2010 by and between the Parties.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Purchaser may assign its rights under this Agreement to (i) any Affiliate of Purchaser, or (ii) its lenders as collateral, provided further, however, that in no event shall any such assignment relieve Purchaser of its obligations hereunder.

SECTION 7.2             Reformation and Severability.  The provisions of this Agreement shall be separable and a determination that any provision of this Agreement is invalid, illegal, unenforceable or void shall not affect the validity, legality or enforceability of any other provision of this Agreement.  In case any provision of this Agreement shall be invalid, illegal, unenforceable or void, it shall, to the extent possible, be modified and/or interpreted in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the Parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.  Any court of competent jurisdiction is authorized and directed by the parties to enforce any otherwise invalid, illegal or unenforceable provision in part, to modify it, to enforce it only to a degree and not fully, or otherwise to enforce that provision only in a manner and to an extent, or for a shorter period of time, that renders the provision valid or enforceable.  The intent of the parties is that this Agreement be enforceable and enforced to the maximum extent possible after excising (or deeming excised) all invalid or unenforceable provisions, whether or not the remaining provisions are grammatically correct.

SECTION 7.3             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile (with receipt confirmed) or by registered or certified mail (postage prepaid, return receipt requested) as follows:

if to Purchaser:

Comfort Systems USA, Inc.

Office of the General Counsel

675 Bering, Suite 400

Houston, TX 77057

(713) 830-9659 (fax)

and if to Sellers:

Howard W. Webb

3313 Caracal Drive

Ft. Pierce, FL 34949

Howard M. Webb

16 Harbour Isle Drive West

Ph 4 Bldg 16

Ft. Pierce, FL 34949

Mitchell Frederick Haddon

c/o ColonialWebb Contractors Company

2820 Ackley Avenue

Richmond, VA 23228

Gary Jon Warness

c/o ColonialWebb Contractors Company

2820 Ackley Avenue

Richmond, VA 23228

Curtis Michael Wood

c/o ColonialWebb Contractors Company

2820 Ackley Avenue

Richmond, VA 23228

With a copy (that shall not constitute legal notice) to:

Thomas P. Rohman, Esq.

McGuireWoods LLP

One James Center

901 E. Cary Street

Richmond, VA 23219

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

SECTION 7.4             Sellers’ Percentage Interests.  The Parties hereby agree that any liabilities of Sellers, whether pursuant to Article V or otherwise, for jointly made representations,

warranties or covenants shall be apportioned in accordance with the respective percentage interests of each Seller as set forth on Schedule 1.2(a).

SECTION 7.5             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the COMMONWEALTH of VIRGINIA, without regard to principles of conflicts of law thereof.

SECTION 7.6             Gender; “Including” is Not Limiting; Descriptive Headings.  The masculine and neuter genders used in this Agreement each includes the masculine, feminine and neuter genders, and the singular number includes the plural, each where appropriate, and vice versa.  Wherever the term “including” or a similar term is used in this Agreement, it shall be read as if it were written “including by way of example only and without in any way limiting the generality of the clause or concept referred to.”  The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 7.7             Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 7.8             Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  Facsimile or scanned and emailed (i.e., Portable Document Format (pdf)) transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed (pdf) transmission shall constitute enforceable original documents and will be deemed the same as delivery of an original.  At the request of any party, the parties will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.

SECTION 7.9             Incorporation by Reference.  Any and all schedules (including the Disclosure Schedules), exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

SECTION 7.10           Consent to Jurisdiction; Waiver of Jury Trial.  The Parties hereto irrevocably submit to the jurisdiction of the United States District Court for the Eastern District of Virginia, and/or any state court of the State of Virginia located in Henrico County, Virginia, in any action, suit or proceeding brought by or against such party in connection with, arising from or relating to this Agreement, the transactions contemplated hereby and any document contemplated herein or otherwise relating hereto, and each party hereby waives and further agrees not to assert as a defense in any such suit, action or proceeding any claim that such party is not personally subject to the jurisdiction of any such courts, that the venue of the suit, action or proceeding is brought in an inconvenient forum or that this Agreement or the subject matter hereof may not be enforced in or by such courts.  THE PARTIES HEREBY WAIVE IRREVOCABLY ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED

HEREBY OR ANY DOCUMENT CONTEMPLATED HEREIN OR OTHERWISE RELATED HERETO.

SECTION 7.11           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement, and the Parties agree to mutually negotiate and draft any amendments necessary to conform the Agreement to the original intent of the Parties.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

COMFORT SYSTEMS USA, INC.

By:	/s/ William George
William George
Its:	E.V.P.

SELLERS:

HWWJR LC

By:	/s/ Howard W. Webb
Howard W. Webb
Its:	Sole Manager and Member

HMWSR LC

By:	/s/ Howard M. Webb
Howard M. Webb
Its:	Sole Manager and Member

/s/ Mitchell F. Haddon
Mitchell Frederick Haddon, individually

/s/ Gary Jon Warness
Gary Jon Warness, individually

/s/ Curtis M. Wood
Curtis Michael Wood, individually

/s/ Howard W. Webb
Howard W. Webb, individually, solely with respect to Articles IV and V

Signature Page SPA

/s/ Howard M. Webb
Howard M. Webb, individually, solely with respect to Articles IV and V

Signature Page SPA

EXHIBIT A

DEFINITIONS

“Accounts Receivable” has the meaning given to it in Section 4.9.

“Accrual Adjustment” has the meaning given to it in Section 1.4(a).

“Accrual Analysis” has the meaning given to it in Section 1.4(a).

“Actuary” has the meaning given to it in Section 1.3(c).

“Adjustment Date” has the meaning given to it in Section 1.4(a).

“Affiliate” as used in this Agreement means, with respect to (i) any Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person in question, (ii) any officer, director or shareholder of such Person in question, or member of the immediate family of such officer, director or shareholder and (iii) any Person that, directly or indirectly, controls, is controlled by or is under common control with, any officer, director or shareholder of such Person in question or member of the immediate family of such officer, director or shareholder.  For the purposes of the definition of Affiliate, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning given to it in the preamble to this Agreement.

“Balance Sheet Date” has the meaning given to it in Section 2.27(b).

“Basket Amount” has the meaning given to it in Section 5.6(a).

“Benefit Plans” has the meaning given to it in Section 2.12(a).

“Business Facility” means any real property that the Company currently leases, owns, manages or operates, and any real property that the Company has leased, owned, managed or operated during the Period of Sellers’ Ownership.

“Closing” has the meaning given to it in Section 1.5.

“Closing Date” has the meaning given to it in Section 1.5.

“Closing Date Balance Sheet” has the meaning given to it in Section 1.3(b).

“Closing Financial Calculations” has the meaning given to it in Section 1.3(d).

“Closing Working Capital” has the meaning given to it in Section 1.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Colonial” has the meaning given to it in the Recitals to this Agreement.

“Company” has the meaning given to it in the Recitals to this Agreement.

“Company Executives” has the meaning given to it in Section 6.7.

“Contract” means, with respect to any Person, any legally binding agreement, contract, obligation, promise, commitment, arrangement, understanding or undertaking or any agreement, contract, obligation, promise, commitment, arrangement, understanding or undertaking that is reasonably believed to be commercially necessary to perform even if not legally binding.

“Current Assets” as used in the definition of Working Capital shall mean all current assets of the Company determined in accordance with GAAP applied on a basis consistent with the Company’s accounting practices (which are not inconsistent with GAAP), plus all retention receivables even if not payable within one year plus the full principal amount of, and accrued interest through the Closing Date under, that certain Confession of Judgment Promissory Note from Dick Corporation in the principal amount of $2,446,596.60.

“Current Liabilities” as used in the definition of Working Capital shall mean all current liabilities of the Company determined in accordance with GAAP applied on a basis consistent with the Company’s accounting practices (which are not inconsistent with GAAP), plus (i) all Indebtedness (whether short or long-term), if any, that exceeds Five Million Four Hundred Thousand Dollars and No Cents ($5,400,000.00) and plus (ii) any amounts that are calculated to be payable in the future but that are calculated on profits for periods prior to Closing, including a calculation for the partial year of 2010 in accordance with past practices, that are attributable to the Company’s Special Equity Incentive Plan, if any, and minus (iii) an amount (not to exceed $570,000) equal to the accrued liability as of December 31, 2009 for unvested deferred compensation obligations to Karl U. Wolpert under the Company’s Key Employee Non-Tax Qualified, Deferred Compensation Plan.

“Damages” includes damages, losses, shortages, Liabilities (including, without limitation, STRICT LIABILITY), payments, obligations, penalties, claims, causes of action, litigation, demands, judgments, suits, Proceedings, Encumbrances, Taxes, orders or other determinations by any Governmental Authority, dues, assessments, fines, costs, disbursements or expenses (including, without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses, costs of investigation, testing, sampling, monitoring and preparation) or amounts paid in settlement of any kind or nature whatsoever incurred by an Indemnified Person.

“Disclosure Schedules” means the disclosure schedules delivered by Sellers to Purchaser concurrently with the execution and delivery of this Agreement.

“Earn Out” has the meaning given to it in the Earn-Out Agreement.

“Earn-Out Agreement” has the meaning given to it in Section 1.2.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, encumbrance, lien, license, option, pledge, security interest, right of first offer or refusal, mortgage, right of way, easement, encroachments, servitude or restriction or covenant of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim(s)” means any claim; litigation; demand; action; cause of action; suit; loss; cost, including attorneys’ fees, diminution in value, and expert’s fees; damage; punitive damage; fine, penalty, expense, liability (including STRICT LIABILITY), criminal liability, judgment, governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any Requirement of Environmental Law; Proceeding; consent or administrative orders, agreements or decrees; lien; personal injury or death of any person; or property damage, whether threatened, sought, brought or imposed, that is related to or seeks to recover Damages under applicable Environmental Laws related to, or that seeks to impose liability under applicable Environmental Laws for:  (i) improper use or treatment of wetlands or other protected land or wildlife; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials); (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands related to Materials of Environmental Concern; (vi) exposure of persons or property to Materials of Environmental Concern and the effects thereof; (vii) the release or threatened release (into the indoor or outdoor environment), generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, transfer, transportation, treatment, storage, disposal or Remediation of Materials of Environmental Concern; (viii) injury to or death of or threat to the health or safety of any person or persons caused directly or indirectly by Materials of Environmental Concern; (ix) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern on any property (whether real or personal); (x) the implementation of spill prevention and/or disaster plans relating to Materials of Environmental Concern; (xi) violation of or noncompliance with Environmental Laws; (xii) community right-to-know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to Governmental Authorities or any other third person under any applicable Environmental Laws.  The term, “Environmental Claim” also includes, without limitation, any Damages incurred in reasonable or necessary testing to determine whether Remediation is required under Requirements of Environmental Law or for breach or violation of any Requirements of Environmental Laws; monitoring or responding to efforts to require Remediation under Requirements of Environmental Law and any claim based upon any asserted or actual breach or violation of any Requirements of Environmental Law.

“Environmental Laws” means any and all treaties, statutes, laws, rules, regulations, ordinances, orders, consent agreements, orders on consent, or guidance documents now or hereafter in effect of any applicable international, federal, state or local executive, legislative, judicial, regulatory, or administrative agency, board, tribunal, or authority or any associated judicial or administrative decision that relate in any manner to health, the environment, pollution, the emission, discharge, release, treatment, storage, disposal, management, or response to Materials of Environmental Concern, a community’s right to know, or worker protection.

“Environmental Permit” means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any Business Facility to comply with Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Working Capital Adjustment” has the meaning given to it in Section 1.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Revenue Earned” means the total revenue received with respect to a WIP Project that has been completed.  The Final Revenue Earned includes all change orders, regardless of the date the WIP Project was sold, performed or recorded.

“Final Total Costs” means the total costs accrued by the Company with respect to a WIP Project that has been completed.

“Financial Statements” has the meaning given to in Section 2.27(b).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States of America, any local or municipal authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, division, commission, board, bureau, court or other authority of any of the foregoing, or any quasi-governmental or private body (including, without limitation, any board of arbitration or similar entity) exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any permit, Environmental Permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, privilege, right, registration, qualification or other similar authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority with applicable jurisdiction or pursuant to any applicable Legal Requirement.

“Gross Revenue Amount” has the meaning given to it in Section 1.3(b).

“Indebtedness” means all obligations of the Company (i) for borrowed money; (ii) evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes issued in connection with any acquisition undertaken by the Company); (iii) under any capitalized lease liabilities; (iv) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (v) for Contracts relating to interest rate protection, swap and collar agreements, (vi) in the nature of guarantees of the obligations described in clauses (i) through

(vi) above of any other Person; and (vii) for any accrued interest, prepayment premiums or penalties or other fees, costs or expenses related to any of the foregoing, in each case determined in accordance with GAAP applied on a basis consistent with the Company’s accounting practices (which are not inconsistent with GAAP).

“Indemnified Person” has the meaning given to it in Section 5.4.

“Indemnifying Person” has the meaning given to it in Section 5.4.

“Intellectual Property” means all names, trade names, fictitious business names, brand names, registered and unregistered trademarks, service marks and applications, all patents and patent applications, all copyrights in both published and unpublished works, and all inventions, processes, formulas, patterns, designs, know-how, trade secrets, software, technical information, process technology, plans, drawings, and blueprints, in all cases that are used by the Company in its business.

“Interim Financial Statements” has the meaning given to it in Section 2.27(b).

“Knowledge” has the following meaning:  Sellers shall be deemed to have “knowledge” of or to have “known” a particular fact or other matter if (i) such individual (including the sole manager of a Seller, if applicable) is actually aware of such fact or other matter or (ii) a reasonably prudent business person would be expected to have discovered or otherwise become aware of such fact or other matter.  Buyer shall be deemed to have “knowledge” of or to have “known” a particular fact or other matter if any individual who is serving as a director, officer, manager, general partner or senior operational personnel (or in any similar capacity) of such Person has knowledge of such fact or other matter after reasonable investigation.  For purposes of clause (ii) of the next preceding sentence, “Knowledge” with respect to any Seller (A) shall take into account the scope of the individual’s duties and will be satisfied by reasonable inquiry of the persons within the Company who are responsible for the subject matter of the representation and warranty or other matter involved and (B) shall not require that any Person make any inquiry of persons who are not employed by the Company or check any records not within the possession of the Company.

“Legal Requirement” means any law (including Environmental Laws), statute, standard, code, resolution, promulgation, ordinance, decree, requirement, order, judgment, writ, injunction, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any Governmental Authorization issued by, any Governmental Authority with applicable jurisdiction or any license, franchise, permit or similar right granted under any of the foregoing, or any other similar provision having the force or effect of law.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, STRICT, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet.

“Material Contracts” has the meaning given to it in Section 2.14(a).

“Materials of Environmental Concern” means:  (i) those substances included within the statutory and/or regulatory definitions or listings of “hazardous substance,” “medical waste,” “special waste,” “solid waste,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “hazardous materials,” “toxic substances,” or “contaminant” under any applicable Environmental Law; (ii) any material, waste or substance which is or contains:  (A) petroleum, oil or a fraction thereof, (B) explosives, (C) radioactive materials (including naturally occurring radioactive materials), or (D) solid wastes that pose imminent and substantial endangerment to health or the environment; and (iii) such other substances, materials, or wastes that are classified or regulated under any applicable Environmental Law.  To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to applicable federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply in any such state or local jurisdiction.

“Noncompete Term” has the meaning given to it in Section 4.1(a).

“Note” has the meaning given to it in Section 1.2.

“Ordinary Course of Business” shall mean an action taken by any Person in the ordinary course of such Person’s business which is consistent with past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll practice with respect to management of working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person.

“Party” has the meaning given to it in the Preamble.

“Payment Due Date” has the meaning given to it in Section 5.5.

“Per Claim Threshold” has the meaning given to it in Section 5.6(c).

“Period of Sellers’ Ownership” has the meaning given to it in Section 2.19(a).

“Permitted Encumbrances” has the meaning given to it in Section 2.21.

“Person” means any individual, entity or Governmental Authority.

“Proceeding” has the meaning given to it in Section 2.10.

“Purchase Price” has the meaning given it in Section 1.2.

“Purchaser” has the meaning given to it in the preamble to this Agreement.

“Purchaser Indemnified Persons” has the meaning given to it in Section 5.2.

“Purchaser’s Adjustment Documents” has the meaning given to it in Section 1.3(b).

“Purchaser’s Closing Working Capital Statement” has the meaning given to it in Section 1.3(b).

“Remediation” means (i) any removal or remedial action necessary to comply with and ensure compliance with requirements of Environmental Laws and (ii) the taking of all reasonably necessary precautions required under applicable Environmental Laws to protect against and/or respond to, remove or remediate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Business Facility or any public domain affected by the business of the Company.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Resolution Period” has the meaning given to it in Section 1.3(b).

“S Short Year” has the meaning referenced in Section 6.7.

“S Termination Year” has the meaning referenced in Section 6.7.

“Securities Act” means the Securities Act of 1933, as amended.

“Self-Insurance Accrual” has the meaning given to it in Section 1.3(c).

“Seller Indemnified Persons” has the meaning given to it in Section 5.3.

“Seller Individual” has the meaning given to it in Section 4.1(a).

“Sellers” has the meaning given to it in the preamble to this Agreement.

“Special Equity Incentive Plan” means (i) the Special Equity Incentive Plan dated as of January 1, 2005, as amended, and (ii) any other Company equity plan that existed as of or prior to Closing which obligated the Company to pay compensation after Closing that was based on earnings prior to Closing.

“Stock” has the meaning given to it in the Recitals to this Agreement.

“Straddle Period” has the meaning given to it in Section 6.2.

“Subsidiary” shall mean, when used with reference to a particular Person, any corporation, at least twenty percent (20%) of the outstanding voting securities of which is owned or controlled directly or indirectly by such Person, or if less than twenty percent (20%) of such voting securities are so owned or controlled, any corporation in regard to which such Person possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such corporation.  Any partnership, joint venture or other enterprise shall be a Subsidiary of a particular Person if that Person has, directly or indirectly, a twenty percent (20%) or greater equity interest or in regard to which such Person possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such entity.

“Survival Date” has the meaning given to it in Section 5.6(d).

“Tax” or “Taxes” means any federal, state or local income, gross receipts, payroll, employment, excise, occupation, premium, franchise, withholding, real property, personal property, sales or use tax, including any interest, penalty or addition thereto.

“Tax Proceeding” has the meaning given to it in Section 6.9.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“WIP Projects” has the meaning set forth in Section 1.4(a).

“WIP Schedule” has the meaning given to it in Section 2.28.

“Working Capital” means the excess of Current Assets over Current Liabilities.

“Working Capital Adjustment” means an amount (which may be positive or negative) equal to Working Capital on the Closing Date minus six percent (6%) of the Company’s gross revenues for the twelve-month period ending on the Closing Date.

“Year-end Financial Statements” has the meaning given to it in Section 2.27(a).